Exhibit 99.2

GENERAL CANNABIS ANNOUNCES AGREEMENTS TO EXTEND EXISTING DEBT

DENVER, CO, April 13, 2016 – General Cannabis Corporation (OTCQB: CANN) today announced that it has reached agreements with substantially all of the holders of its existing indebtedness to dates beyond January 2017. Subject to certain conditions, the Company expects the restructuring transactions to close by April 30, 2016.

The maturity dates of all indebtedness are expected to be extended to at least January 31, 2017 on substantially the same terms and conditions as the previous debt arrangements.  The refinancings are not expected to contain any material changes to existing covenants or other terms of the respective credit facilities, beyond those described above.  In connection with the refinancings, the Company will issue warrants to purchase its common stock at $1.07 per share.  The warrants will have a one-year term. General Cannabis anticipates issuing a total of approximately 750,000 warrants in connection with the refinancings.  The Company anticipates certain fees and noncash expenses associated with the transaction, but does not expect to incur any prepayment premiums as a result of the refinancing.

“We appreciate our lenders’ confidence in General Cannabis and in our ability to continue to execute our business plan.  These modifications extend all maturities until at least 2017 allowing management to focus on current operational objectives” said Robert Frichtel, Chief Executive Officer.  "These transactions are an important part of the financial management component of our business plan”, continued Frichtel. "The extensions provides us with time and additional flexibility to pursue organic growth opportunities and shareholder-enhancing initiatives."

“Having built the premier platform in the cannabis industry, we are now focusing on future expansion and acquisitions.  These refinancings give us the flexibility to pursue numerous strategic opportunities” noted Executive Chairman Michael Feinsod.  He continued “We are excited about the future for General Cannabis.”

The Company internally managed the restructuring negotiations.  General Cannabis was advised by Sichenzia Ross Friedman Ference LLP in the refinancing process..

About

General Cannabis Corporation is the all-in-one resource for the highest quality service providers available to the regulated Cannabis Industry. We are a trusted partner to the cultivation, production and retail side of the cannabis business. We do this through a combination of strong operating divisions such as real estate, consulting, security, financing and the distribution of important infrastructure products to grow facilities and dispensaries. As a synergistic holding company, our subsidiaries are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed.

Safe Harbor

This presentation contains forward-looking statements which relate to future events or General Cannabis’ future performance or financial condition. Any statements that are not statements of historical fact (including statements containing the words “believes,” “should,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward looking statements as result of a number of factors, including those described from time to time in General Cannabis’ filings with the Securities and Exchange Commission. General Cannabis undertakes no duty to update any forward-looking statements made herein.

Contact

Robert Frichtel

CEO – General Cannabis Corp

(303) 759-1300